                       TECHNOLOGY TRANSFER AGREEMENT


                 THIS AGREEMENT made this 4th day of June 1997,


BETWEEN:

            E-ZONE NETWORKS INC., a body corporate, incorporated under the laws of the State of Delaware, whose principal office is located at 4048 East Superior, Phoenix, Arizona, ("THE VENDOR"),

                                                            OF THE FIRST PART,

                                    - and -

            PUSH TECHNOLOGIES INC., a body corporate, incorporated under the laws of the Province of Alberta, whose principal office is located at 600, 520 - 5th Avenue SW, Calgary, Alberta, ("THE PURCHASER"),

                                                           OF THE SECOND PART.


      WHEREAS THE VENDOR is the owner of certain technology relating in part to interactive three-dimensional (3-D) entertainment; and

      WHEREAS THE PURCHASER is entering into this Agreement as agent for and on behalf of a Corporation to be incorporated pursuant to the General Corporate Law of the State of Delaware ( "THE PARENT") and which will become the sole owner of all of the shares of the capital stock of THE PURCHASER; and

      WHEREAS THE VENDOR wishes to transfer certain parts of such technology, improvements made thereto and certain chattels to THE PURCHASER; and

      WHEREAS THE PURCHASER wishes to transfer and assign all of the rights granted by the terms of this Agreement to THE PARENT and have THE PARENT assume and become liable to discharge the obligations imposed by the terms of this Agreement once THE PARENT has been incorporated and organized; and

      WHEREAS this Agreement is intended to set forth the terms and conditions of the transfer of such technology, improvements and chattels to THE PURCHASER and the assignment of this Agreement and the further transfer of such technology, improvements and chattels to THE PARENT.

      NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions set out herein the parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

1.1 In this Agreement, the following capitalized terms used shall have the meanings given below, except as otherwise expressly provided or unless the context clearly requires otherwise:

      (a) "AFFILIATE" when used to indicate a relationship with any specified Person, means another Person that directly, or indirectly through one or more intermediaries or otherwise, controls, or is controlled by, or is under common control with, such specified Person. A corporation shall be deemed to be an Affiliate of another corporation if one of them is the Subsidiary of the other or if both are Subsidiaries of the same Person or if each of them is directly or indirectly controlled by the same Person;

      (b) "CONFIDENTIAL INFORMATION" shall mean all information relating to any technology (including, without limitation, the Technology and the Improvements), product, process or other intellectual property of THE VENDOR, THE PURCHASER and THE PARENT and their Affiliates (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials, and specifications) as well as any business plan or other confidential commercial information of THE VENDOR, THE PURCHASER and THE PARENT and their Affiliates. Notwithstanding the foregoing, information shall not be considered "Confidential Information" to the extent that any other Person possessing such information can demonstrate by written record or other suitable physical evidence that:

            (i) such specific information was lawfully in such other Person's possession or control prior to the time such information was disclosed to such other Person by THE VENDOR, THE PURCHASER or THE PARENT;

            (ii) such specific information was lawfully obtained by such other Person from a third party under no obligation of confidentiality to THE VENDOR, THE PURCHASER or THE PARENT; or

            (iii) such specific information was at the time it was disclosed or obtained by such other Person, or thereafter became, publicly known otherwise than through a breach by such other Person of such other Person's obligations to THE VENDOR, THE PURCHASER or THE PARENT;

      (c) "EFFECTIVE DATE" shall mean the date of this Agreement;

      (d) "COPYRIGHT" shall mean all copyright interests (registered or unregistered) of THE VENDOR subsisting in any of the Confidential Information, Technology or Trade Secrets;

      (c) "DOLLARS" (including the symbol "$") shall mean U.S. dollars unless otherwise indicated;

      (f) "FIXED ASSETS" shall mean the chattels, equipment and property described in Schedule "A";

      (g) "IMPROVEMENTS" shall mean any enhancement of, improvement to, or technology related to, the Technology developed, created or obtained by THE VENDOR between the Effective Date and December 31, 1997;

      (h) "PATENTS" shall mean all patent applications and patents (including, without limitation, U.S. Patent Applications entitled A METHOD AND APPARATUS FOR RE-SIZING AND ZOOMING IMAGES BY OPERATING DIRECTLY ON THEIR DIGITAL TRANSFORMS and VIDEO MANIPULATION USING DIGITAL PROCESSING and any and all additions, divisions, continuations, substitutions, extensions, renewals, patent term extensions or revisions thereof) in relation to the Technology and Improvements;

      (i) "PERSON" shall mean an individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental body or agency authority or entity however designated or constituted;

      (j) "TECHNOLOGY" shall mean all know-how, data, materials, inventions, and other proprietary information and technology including any Patents, Trademarks, Copyright and Trade Secrets of THE VENDOR and its Affiliates relating to interactive 3-D entertainment and which without limiting the generality of the foregoing shall include those products and processes listed in Schedule "B";

      (k) "TOWER NETWORK" shall mean that Audio/Visual broadcast communication system using satellite, cable or internet, or a combination of any of them, currently under development by THE VENDOR and which will provide content for THE VENDOR's entertainment tower and headphone;

      (l) "TRADE-MARKS" shall mean those trade names, trademarks (registered or unregistered), and trade-mark applications for registration of THE VENDOR relating to the Technology; and

      (m) "TRADE SECRETS" shall mean all secret processes, data, computer programs, formulae and technical information relating to the production or use of the Technology and all non-technical materials related to the business carried out using the Technology.


                                    ARTICLE 2
                                 INTERPRETATION

2.1 In this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

      (b) all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

      (c) any reference to a statute will include and will be deemed to be a reference to the regulations made pursuant to it, and to all amendments made to the statute and regulations in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing, replacing or superseding the statute referred to or the relevant regulations;

      (d) any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person;

      (e) business day will be deemed to be a reference to any day which is not a Saturday, Sunday or a day which is generally observed as a holiday in Calgary, Alberta; and

      (f) "hereof", "hereto", and "hereunder" mean and refer to this Agreement and not to any particular Article, Section or other subdivision. Unless something in the subject matter or context is inconsistent therewith, references herein or in the Schedules to this Agreement, to Articles, Sections, other subdivisions or Schedules, are to Articles, Sections, other subdivisions and Schedules of and to this Agreement or of the
      Schedule in which such reference is made.

2.2 Schedules "A", "B" and "C" are appended hereto and incorporated into this Agreement.


                                    ARTICLE 3
                       TECHNOLOGY TRANSFER AND ASSIGNMENT

3.1 THE VENDOR hereby assigns, transfers and conveys to THE PURCHASER absolutely all right, title and interest in and to the Technology, Trade Secrets, Copyright, Patents and Trademarks free and clear of any claim of any other party.

3.2 THE VENDOR hereby assigns, transfers and conveys to THE PURCHASER absolutely all right, title and interest in and to the Fixed Assets free and clear of any claim of any other party.

3.3 The assignments and transfers in Sections 3.1 and 3.2 shall be considered fully performed and non-executory.

3.4 THE VENDOR shall execute such documents as may be necessary or desirable for THE PURCHASER to record the assignments and transfers described in this section. THE PURCHASER and THE VENDOR may agree on an escrow agent or other trustee to hold such written assignments and transfers until such time as they may be recorded, if any.

3.5 THE VENDOR shall not enter into any agreement, transfer or grant of security which would impair the rights of THE PURCHASER under this Article 3.

3.6 The Improvements shall belong to and be the exclusive property of THE PURCHASER.

3.7 THE VENDOR acknowledges and agrees that THE PURCHASER is entering into this Agreement as the agent for and on behalf of THE PARENT and that the terms of this Agreement may be assigned and transferred by THE PURCHASER to THE PARENT and that the obligations and liabilities imposed upon and assumed by THE PURCHASER pursuant to this Agreement shall become those of THE PARENT upon THE PURCHASER giving notice to THE VENDOR that THE PARENT has been incorporated.

                                   ARTICLE 4
                                 CONSIDERATION

4.1 THE PURCHASER shall pay to THE VENDOR for the rights granted by Section
3.1 and the property transferred by Section 3.2 of this Agreement the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), by way of Promissory Note in the form appended to this Agreement as Schedule "C".

4.2 THE PURCHASER shall pay to THE VENDOR for the Improvements that amount presently estimated to be the sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), and which may be invoiced to THE PURCHASER or THE PARENT, as the case may be, for the Improvements and which sum shall not in any event exceed the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) without the written consent and approval of THE PURCHASER or THE VENDOR, as the case may be, first had and obtained.

4.3 THE PURCHASER hereby grants to THE VENDOR the license to use the Technology, Improvement, Trade Secrets, Copyright, Patents and Trademarks for use in conjunction with the Tower Network at such rate or rates as may be negotiated by THE PURCHASER and THE VENDOR, acting reasonably and in good faith.

4.4 THE PURCHASER shall be liable for and shall pay all sales taxes (or replacement or new sales taxes which are applicable on a similar basis) imposed on or with respect to the payments provided for in Sections 4.1 and 4.2.

4.5 The license granted by Section 4.3 shall survive the termination of this Agreement and shall remain in effect for twenty (20) years from the Effective Date.


                                   ARTICLE 5
                           CONFIDENTIAL INFORMATION

5.1 Treatment of Confidential Information

      THE VENDOR, THE PURCHASER and THE PARENT shall maintain the Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate the Confidential Information to others, or use it for any purpose, and hereby agree to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of their employees, consultants, subcontractors, sublicensees, agents or any Person and their respective directors, officers, employees, consultants, subcontractors, sublicensees or agents.

5.2 Release from Restrictions

      The provisions of Section 5.1 shall not apply to any Confidential Information disclosed in order to comply with applicable laws or with governmental regulations provided that prior written notice of such disclosure the other party and the party making the disclosure takes reasonable and lawful action to avoid and/or minimize the degree of such disclosure.

5.3 Survival of Confidentiality Covenants

      The covenants in this Article 5 shall survive the termination of this Agreement and shall remain in effect for twenty (20) years from the Effective Date.


                                   ARTICLE 6
                                 REGISTRATION

6.1 THE PURCHASER or THE PARENT may at any time request THE VENDOR to grant to THE PURCHASER or THE PARENT formal documents in respect of any of the Patents, Copyright, Trademarks, Improvements or the Fixed Assets in a form that complies with the requirements of law and public authorities in each territory where applicable to enable THE PURCHASER or THE PARENT at its expense, to become registered owner under the Patents, Copyright, Trade-marks, Improvements or Fixed Assets in each territory where applicable. THE PURCHASER or THE PARENT shall bear all costs and expenses incurred in the registration of such formal documents.


                                   ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES

7.1 Corporate Representations

      Each party represents and warrants to the other that:

      (a) it has all requisite right, power, authority and capacity to enter into this Agreement and to consummate the actions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

      (b) the entering into of this Agreement and the performance of its obligations hereunder does not contravene its charter documents or any agreements, documents, orders, decrees or judgments to which such party is a party or by which such party or its property is bound; and

      (c) when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of it.

7.2 Intellectual Property Representations

      THE VENDOR represents and warrants to THE PURCHASER that:

      (a) THE VENDOR has title, rights by license and other agreements or such other legal rights as are necessary to permit THE VENDOR to grant the assignments, transfers and conveyances contemplated under this Agreement;

      (b) THE VENDOR has taken all commercially reasonable measures necessary to protect its rights in the Technology;

      (c) to the best of THE VENDOR's knowledge, there is no basis upon which a claim may be asserted against THE PURCHASER for infringement as a result of THE PURCHASER's use of the Technology; and

      (d) no suit or action has been commenced and no claim has been asserted in writing against THE VENDOR with respect to the ownership or use by THE VENDOR of the Technology or which prevents THE VENDOR from entering into this Agreement.


                                   ARTICLE 8
                                  INDEMNITIES

8.1 Each party shall indemnify and save harmless the other of, from and against any losses, damage, costs (including legal fees and expenses) which the other may suffer or incur by reason of:

      (a) a breach of the covenants, representations and warranties set out in
Section 7.1 or 7.2 hereof as the case may be; and

      (b) a breach of any of its obligations set forth in this Agreement.


                                   ARTICLE 9
                                 INFRINGEMENT

9.1 THE VENDOR shall promptly notify THE PURCHASER whenever it becomes aware of any such actual or apparent infringement or unauthorized use of the Technology, Improvements, Trade Secrets, Copyright, Patents or Trade-marks. THE PURCHASER may, at its expense, take all steps that in THE PURCHASER's sole opinion and discretion are necessary or desirable to protect the Technology, Improvements, Trade Secrets, Copyright, Patents and Trademarks against such infringement.

9.2 THE VENDOR shall, if required by THE PURCHASER or THE PARENT and if necessary for the purposes of Section 9.1, lend its name and shall otherwise do all acts and things THE PURCHASER or THE PARENT may reasonably require to assist in the conduct of any such action brought by THE PURCHASER or THE PARENT pursuant to Section 9.1.

9.3 The proceeds from any judgment recovered or settlement made by THE PURCHASER of THE PARENT in any action brought by it pursuant to Section 9.1, shall be used to reimburse THE VENDOR for all expenses incurred by it in assisting THE PURCHASER or THE PARENT in prosecuting the action, and to pay the amount of any consequential damages to THE VENDOR and to pay THE PURCHASER's or THE PARENT's costs and expenses incurred in such prosecution, and the remainder shall be THE PURCHASER's or THE PARENT's.

                                  ARTICLE 10
                            LIMITATION OF LIABILITY

10.1  No Warranty

      It is agreed that THE VENDOR does not expressly or implicitly warrant that the Technology, the Improvements or the Fixed Assets or the use of the Technology, the Improvements or the Fixed Assets will meet the THE PURCHASER's requirements. The use of the Technology, the Improvements and the Fixed Assets hereunder are solely at THE PURCHASER's own risk.


10.2  Limitation of Liability

      Section 10.1 hereof reflects an informed voluntary assumption by THE PURCHASER of the risks (known and unknown) that may exist in connection with the Technology, the Improvements and the Fixed Assets, and that such voluntary risk assumption represents a fundamental part of the agreement reached between THE VENDOR and THE PURCHASER.


                                  ARTICLE 11
                                    GENERAL

11.1 Waiver

      Any waiver of forbearance in regard to the performance of this Agreement shall operate only if in writing and shall apply only to the specified instance and shall not affect the existence and continued applicability of the terms of it thereafter.

11.2 Entire Agreement

      This Agreement embodies all the terms binding between the parties in relation to the Technology, the Improvements and the Fixed Assets and related thereto and replaces all previous representations or proposals not embodied herein.

11.3 Assignment

      With the exception of the contemplated assignment and transfer to THE PARENT neither party may otherwise assign any of its rights hereunder without obtaining the prior consent of the other party.

11.4 Applicable Law

      This Agreement shall be read and construed according to the laws of the State of Delaware and the parties hereby submit to the jurisdiction of the courts of Delaware and all courts having jurisdiction on appeal from them.

11.5 Amendments

      This Agreement may not be varied except in writing signed by the parties.

11.6 Time

      Time shall be of the essence hereof.

11.7 Severability

      If any provision of this Agreement is held by a court to be unlawful, invalid, unenforceable or in conflict with any rule of law, statute, ordinance or regulating the validity and enforceability of the remaining provisions shall not be thereby affected.

11.8 Notices

      (a) All notices permitted or required by this Agreement shall be in writing and shall be given by any one of the following means:

            (i) by delivering it to the address of the party on a business day during normal business hours;

            (ii) by sending it to the address of the party by pre-paid airmail post; or

            (iii) by sending it by facsimile transmission to the facsimile of the party.

      (b) A notice shall be deemed to be given and received:

            (i) if given in accordance with Section 11.8(a)(i) on the next business day after the day of delivery in the place of delivery;

            (ii) if given in accordance with Section 11.8(a)(ii) five clear business days after the day of posting in the place of delivery;

            (iii) if given in accordance with Section 11.8(a)(iii) on the next business day after transmission in the place of delivery.

      (c) The address, and facsimile numbers referred to in Section 11.8(a) shall in the absence of notice to the contrary be set out as below:

            IF TO E-ZONE NETWORKS INC.:
                     4048 East Superior
                     Phoenix, Arizona
                     85040

                     Attention:  Danny Lowe
                     Facsimile:  (602) 437-9860

            IF TO PUSH TECHNOLOGIES INC.:
                     #600, 520 - 5th Avenue SW
                     Calgary, AB
                     T2P 3R7

                     Attention:  Todd Simpson
                     Facsimile:  (403) 263-9560

11.9 Further Agreements

      Each party shall execute such agreements, deeds and documents and do or cause to be executed or done all such acts and things as shall be necessary to give effect to this Agreement.

11.10 Relationship of the Parties

      This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the parties hereto. Neither party shall have any right to obligate or bind the other in any manner whatsoever and nothing contained in this Agreement shall give or is intended to give any rights of any kind to persons not a party to this Agreement. Each party shall ensure that neither it or any of its employees represent to any third party that it or they are servant or agents of the other.

 IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their respective corporate officers duly authorized as of the Effective Date.

                                    -
                                                ZONE NETWORKS INC.

                                                PER:___________________
                                                Danny D. Lowe, Pres. and CEO


                                                PUSH TECHNOLOGIES INC.

                                                PER:____________________
                                                Todd G. Simpson, Vice Pres.

SCHEDULE "A"


Two (2) personal computers with Open Step operating systems

Stereoscopic viewing hardware

SCHEDULE "B"

1. THE VISOR

      The Visor is a compact, portable Head Mounted Display that has been designed to be compatible with standards established by NTSC (National Television Standards Committee) or PAL/SECAM (the European equivalent of NTSC) and VGA (Video Graphics Adapter) for 3-D. VGA data will not be downgraded to NTSC quality, thus ensuring the highest possible quality. The Visor delivers a high resolution, high intensity, 3-D stereoscopic video image. Users experience that of large-screen viewing system in a personal, private viewing environment. The Visor has distinct left/right LCD screens and is field sequential and line sequential compatible. The product weighs less than eight ounces. The Visor is designed to eliminate the hygienic concerns associated with public-use applications. For the fitness club application, the Visor has been designed to work with the Headphone.

2. C3-D PROCESSOR

      The C3-D Processor is capable of real-time conversion of 2-D video to a simulated 3-D video experience, utilizing a sub-set of the technology being developed for the 3-D Professional Workstation. C3-D enables the reproduction of 3-D content libraries. C3-D interfaces with analog video sources such as VCRs, cable television and digital devices with analog outputs, such as DSS and DVD. A sub-set of C3-D functions is applicable to flat-screen displays in personal computers and conventional television with other 3-D viewing products.

3. 3-D PROFESSIONAL WORKSTATION

      The 3-D Professional Workstation is a suite of functions designed for use by post-production and digital imaging professionals. These functions significantly improve the production process for creating stereoscopic compressed 3-D video and will generate high quality 3-D moving images from existing 2-D library content.

4. V.I.A.

      V.I.A. (Virtual Interactive Access) technology can be incorporated, in software form, within MPEG decompression chipsets. These chipsets are currently being designed for cable television set-top boxes, personal computers, DVD and DSS. V.I.A. has been designed to comply with ISO/IEC MPEG standards and to be capable of managing multiple video streams that will provide users with the ability to select point-of-view camera options. V.I.A. technology will be compatible with next generation digital set-top box technology, DSS, DVD and personal computers.

SCHEDULE "C"


PROMISSORY NOTE


AMOUNT:   $200,000.00 U.S.                            DATE:  JUNE 4, 1997



      FOR VALUE RECEIVED, the undersigned, hereby promises to pay, on March 31, 1998, to E-ZONE NETWORKS INC., or order, the sum of TWO HUNDRED THOUSAND DOLLARS in United States funds ($200,000.00 U.S.). The principal amount hereby secured shall bear simple interest at the rate of five percent (5%) per annum, which shall be payable in conjunction with the principal amount at maturity.

      NOTICE OF DISHONOUR and presentation for payment are hereby waived.

      DATED at the City of Calgary, in the Province of Alberta, this 4th of June, 1997.




                                          PUSH TECHNOLOGIES INC.




                                          Per: ________________________________
                                               TODD SIMPSON,  Vice President